Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

SEQUENTIAL BRANDS GROUP, INC. (the “Company”), and David Conn (including your successors, assigns, estate, heirs, executors and, administrators, which shall be collectively hereinafter referred to as “you”) understand that your employment with the Company has terminated effective as of the date set forth on the attached Schedule “A” (the “Termination Date”), and agree to the following (the “Agreement”) in full and final resolution of all matters between them. Reference is made to your employment agreement dated January 6, 2020 by and between you and the Company (as amended, the “Employment Agreement”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

1.

Following receipt of this signed Agreement and expiration of the revocation period set forth below and subject to your compliance with the terms of this Agreement, except as otherwise set forth in this Section 1 of this Agreement, the Company will provide you with the payments, benefits and vesting acceleration in accordance with Section 5(j)(ii) of the Employment Agreement as follows: (a) $600,000 per Section 5(j)(ii)(1) , which shall be paid over the 6-month period following the Termination Date in accordance with the Company’s payroll practices and policies then in effect; (b) acceleration of vesting of 10,000 unvested RSUs (the “Unvested RSUs”); and (c) the Medical Continuation Benefits as set forth in Section 5(j)(ii)(4) of the Employment Agreement and Section 2 below. Further, you will be paid the Difference of $60,000 (as set forth in the Second Amendment), which shall be paid over the 6-month period following the Termination Date in accordance with the Company’s payroll practices and policies then in effect. Further, the four (4) unused but accrued vacation days will be paid to you within thirty (30) days of the Termination Date. You acknowledge and agree that the Financial Target for the year ending December 31, 2020, as approved by the Board, will not be met. As such, you acknowledge and agree that you are not entitled to receive an Annual Bonus, or any Pro Rata Bonus, for the year ending December 31, 2020 and as such Section 5(j)(ii)(2) of the Employment Agreement is null and void. For the avoidance of doubt, your outstanding PSUs, totaling 22,500 unvested PSUs (the “Unvested PSUs”) shall be forfeited as of the Termination Date and you shall have no further rights with respect thereto; provided that if a Change of Control occurs on or before the 60th day following the Termination Date, the PSUs that would have vested on the date of the Change of Control had you been employed on that date, shall vest. You represent that you have no equity or equity-type grants with respect to shares of the Company’s common stock (including, but not limited to, restricted shares, restricted share units, performance share units or stock options) other than 2,552 shares of the Company’s common stock currently held on your behalf in the Company’s account with Computershare, the Unvested RSUs and the Unvested PSUs. For the avoidance of doubt the 2,552 shares of the Company’s common stock held on your behalf in the Company’s account with Computershare, the 10,000 Unvested RSUs and 22,500 Unvested PSUs are the post 1-40 reverse-split amounts of your unvested RSUs and unvested PSUs.

Further, you acknowledge and confirm that you have resigned as a member of the boards of directors of the Company and its subsidiaries effective as of October 27, 2020.

2.	All of your benefits coverage (which includes your dependents) shall end as set forth on the attached Schedule A. Note that under COBRA, you have the option to extend your health care coverage for up to eighteen months or any greater period required by state law. To the extent that you elect under COBRA to extend certain benefits, the Company will credit your COBRA account at ADP Totalsource for the full cost of such COBRA with respect to the Company’s group health insurance plans in which you participated immediately prior to the Termination Date for you and your eligible dependents, as the case may be, until the earliest of (a) you or your eligible dependents, as the case may be, cease to be eligible under COBRA and (b) twelve (12) months following the Termination Date. After such period of time, you shall be responsible for paying for the entire premium for such benefits directly. Further information regarding COBRA and the applicable forms shall be provided under separate cover. If you have a Flexible Spending Account, you shall have ninety (90) days from your Termination Date to claim eligible expenses incurred on or prior to your Termination Date; provided that you may have an opportunity to elect under COBRA to continue to make contributions to your health Flexible Spending Account through the remainder of the calendar year in which the Termination Date occurs, in which case (and provided you made such contributions) you would be able, for a period of ninety (90) days from the end of such calendar year, to claim eligible expenses incurred through the end of such calendar year. Regardless of whether you sign this Agreement, you will be paid out for the number of days of accrued, unused vacation set forth on the attached Schedule A.

3.	Your ability to contribute to the Company’s 401(k) plan will cease effective the Termination Date. Further information and important tax information will be provided under separate cover.

4.	You agree to direct all prospective employers seeking employment references to contact in writing the Human Resources Department, or such other person as the Company may designate from time to time. When contacted in such manner, consistent with Company policy, the Company shall only provide your dates of employment and title to such prospective employers.

5.	In consideration of the Company’s agreements set forth in this Agreement, subject to paragraph 8 below, you release and forever discharge the Company and its current and former subsidiaries and affiliates, the current and former officers, directors, agents, and employees of each of the foregoing and the successors and assigns of each of the foregoing (which shall be collectively hereinafter referred to as the “Representatives”) from any and all causes of action, claims, demands, damages, liabilities, liens, costs and expenses (including without limitation attorneys’ fees) (collectively, “Claims”) of every kind and nature whatsoever, whether known or unknown, related in any way to any acts, failures to act, omissions, facts or circumstances occurring on or prior to the date of this Agreement, including but not limited to any and all Claims (a) arising out of or in any way related to your employment with the Company and/or the termination of such employment, including without limitation Claims in connection with the Employment Agreement or for additional salary, bonus, incentive, commission, benefits, expenses, vacations, back pay or front pay; (b) in tort, including but not limited to wrongful or retaliatory discharge in violation of public policy, emotional distress, slander, defamation, and interference with contractual relations; (c) in contract, whether express or implied; (d) under any Company policy, procedure, benefit plan or other agreement; or (e) under any and all federal, state or local laws or ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act (excluding those involving vested benefits in the Company’s 401(k) plan), the Federal Family and Medical Leave Act, the Sarbanes-Oxley Act, the New York State Human Rights Law, the New York Labor Law, the New York City Human Rights Law, the New Jersey Law Against Discrimination, and the New Jersey Conscientious Employee Protection Act, the California Labor Code, The California Fair Employment Practices Act, The California Unruh Civil Rights Act, The Illinois Human Rights Act, the Illinois Wage Payment and Collection Law, The Illinois Equal Wage Act and the Illinois Minimum Wage Law for harassment or discrimination on the basis of any protected classification, whistle blowing, or retaliation of any kind; or any other cause of action. You represent and warrant that you are the sole and lawful owner of all right, title and interest in and to every Claim and other matter that you are releasing hereby and that no other party has received any assignment or other right of substitution or subrogation to any such Claim or matter. You also represent that you have the full power and authority to execute this Agreement on behalf of yourself and the other parties that may be included in the definition of “you” above. However, notwithstanding the foregoing, you are not releasing, and for the avoidance of doubt Claims do not include, your rights, if any (x) to payment of any authorized but unreimbursed business expenses incurred prior to the termination of your employment with the Company or any of its subsidiaries in accordance with Section 4(e) of the Employment Agreement, (y) as a shareholder of the Company and (z) to be indemnified pursuant to Section 8 of the Employment Agreement or pursuant to any other agreements to which you may be entitled to indemnification.

6.	You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the Company’s health, welfare, or retirement benefit plans as of the Termination Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.

Nothing in this Agreement prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies.

In addition, nothing in this Agreement, including but not limited to the release of Claims nor the confidentiality and non-disparagement clauses, prohibits you from: (1) reporting possible violations of U.S. law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of law or regulations in the U.S.; or (3) otherwise fully participating in any U.S. governmental whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration or from receiving individual monetary awards or other individual relief by virtue of participating in such whistleblower programs.

7.	You understand, subject to the narrow limitations in paragraph 6 above, and agree that this Agreement extinguishes all claims you may have against the Company and its Representatives, whether such claim is currently known or unknown, vested or contingent, foreseen or unforeseen. You understand that if any fact concerning any matter covered by this Agreement is found hereafter to be other than or different from the facts you now believe to be true, you expressly accept and assume that this Agreement shall be and remain effective, notwithstanding such difference in the facts.

8.	You affirm, by signing this Agreement, that you have no potential or actual claims against the Company or its Representatives regarding any issues relating to or arising out of your employment, or the termination thereof (including, without limitation, any workers’ compensation claims), and agree not to file any such actions in court against the Company in any court, tribunal or other forum, except for any action which may be necessary to enforce the terms of this Agreement or a challenge to the validity of the waiver under the ADEA. You further affirm that you have been paid and/or have received all compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled. You also affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. You further affirm that you have no known workplace injuries or occupational diseases and that you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

9.	Section 7(d) of the Employment Agreement is hereby incorporated by reference. To the extent of any conflict or inconsistency between the provisions of this paragraph 9 and Section 7(d) of the Employment Agreement, Section 7(d) of the Employment Agreement shall govern. You agree that you shall immediately turn over to the Company any property, material, documents and/or equipment furnished to and/or maintained by you, in whatever form of media (including in printed form or stored magnetically, optically or electronically) in connection with your employment with the Company in accordance with Section 7(d) of the Employment Agreement. You shall promptly submit to the Company a reimbursement request, with appropriate supporting documentation, for any outstanding expenses that may be reimbursable under the Company’s regular policy. You shall promptly pay any expenses that you incurred with respect to which the Company could be liable (e.g., expenses incurred on the Company’s corporate credit card); if those expenses were properly incurred in connection with the Company’s business, you shall submit those expenses with appropriate supporting documentation to the Company and the Company shall reimburse you therefor.

10.	In accordance with Section 6 of the Employment Agreement, you agree that you will not disclose or use for any purpose any trade secrets or proprietary or confidential information about the Company or its Representatives, whether or not marked as being confidential and irrespective of the form of communication, including oral as well as written and electronic communication, acquired by you during your employment; provided, however, that you shall not be held liable under federal or state trade secret law or this or any other agreement for making a disclosure of a trade secret or other confidential information in confidence to an attorney or government official for the purpose of investigating or reporting a suspected violation of law or in a court filing under seal. As used in this Agreement, “confidential information” shall have the same meaning ascribed to such term under Section 6 of the Employment Agreement.

11.	You acknowledge that any agreements addressing Work for Hire, Confidentiality and Non-Disclosure, Non-Competition, Non-Solicitation and/or Mutual Nondisparagement that you signed upon accepting or during employment with the Company or its subsidiaries, including as set forth in Sections 6 and 7 of the Employment Agreement, are hereby incorporated by reference and you hereby reaffirm your obligations as set forth in such agreements(s).

12.	[Reserved].

13.	[Reserved.]

14.	You agree to reasonably cooperate with the Company, its subsidiaries and affiliates, and all of its and their past and present subsidiaries, affiliates, predecessors, successors and assigns, their legal counsel and designees regarding any current or future Claim, investigation (internal or otherwise), inquiry or litigation relating to this matter with which you were involved or had knowledge or which occurred during your employment, with such assistance including, but not limited to, meetings and other consultations, signing affidavits and documents that are factually accurate, attending depositions and providing truthful testimony (in each case, without requiring a subpoena); provided, however, that the Company will reimburse you for your reasonable expenses (including reasonable attorneys’ fees and travel expenses) actually incurred by you in connection with such cooperation, and, to the extent that the you are required to spend substantial time on such matters and are not receiving severance benefits pursuant to Section 5(j)(ii)(1) of the Employment Agreement while providing such cooperation, the Company shall compensate you at an hourly rate based on your Base Salary as of the Termination Date.

15.	You agree to notify the Company within a reasonable period of time should you learn of a subpoena or other court order requiring your participation in any legal proceeding relating to or stemming from your employment with the Company. “Reasonable period of time” means sufficiently in advance of the date on which you must respond to such subpoena or other court order so that the Company can intervene to challenge or quash such subpoena or other court order.

16.	You understand that if you should violate any provision of this Agreement, the Company may take legal action to enforce the Agreement and may be entitled to any and all other equitable and legal remedies which may be available to it including monetary damages. You acknowledge that your compliance with paragraphs 11 through 15 of this Agreement is necessary to protect the business and goodwill of the Company, and that a breach may result in irreparable and continuing damage to the Company, for which money damages may not provide adequate relief. Consequently, you agree that, in the event you breach, or threaten, or attempt to breach these provisions of the Agreement, the Company may seek temporary restraining orders and preliminary or permanent injunctions in order to prevent the occurrence of continuation of such harm and money damages insofar as they can be determined. You acknowledge that these provisions are reasonably and properly required for the protection of the Company.

17.	The parties acknowledge that this Agreement is not an admission on either of their parts. Accordingly, this Agreement may not be admissible in any forum as an admission of any kind; provided that this sentence shall not prohibit either party from admitting into evidence the terms of this Agreement for the sole purpose of enforcing such terms. The parties further agree that questions regarding the interpretation of the language of the Agreement shall not be presumptively interpreted against the drafter as the Agreement is a product of negotiations between the parties.

18.	You acknowledge and understand that:

(a)	the above-referenced consideration represents the total payments you will receive from the Company in return for signing this Agreement and exceeds that to which you would otherwise be entitled;

(b)	you shall no longer be considered an employee of the Company after the Termination Date, and therefore, that the benefits of employment, other than those specifically referenced in this Agreement, will not be available after such date;

(c)	you are not entitled to any additional payments under the Company’s policies, benefit or commission plans, or any expressed or implied agreement with the Company other than as set forth in this Agreement;

(d)	it is in exchange for the good and sufficient consideration provided in this Agreement that you agree to the provisions herein; and

(e)	you have received and agree to Schedule A attached hereto.

19.	All employees in the Corporate division of the Company were eligible to be selected for separation from employment as part of the Corporate division Fall 2020 Restructuring Program. Eligible employees were selected for separation based on various reasons including, but not limited to, the elimination of certain positions due to the transfer of certain functions to other divisions of the Company and attendant reductions to positions in the Company based on business needs. You acknowledge receipt of the attached Schedule B which contains information regarding the job titles and ages of all eligible employees selected and not selected for separation of employment as part of the restructuring.

20.	You acknowledge that you have the right, and have been advised by the Company, to consult with an attorney, and that you have done so to the extent you desired prior to executing this Agreement. You understand that you are entitled to fully consider this Agreement for a period of up to forty-five (45) days. In the event you sign the Agreement prior to the expiration of the time to consider this Agreement, the remaining time shall be waived. Further, this Agreement shall not become effective or enforceable, nor shall any consideration be paid, until after both parties have signed it and eight days have elapsed from you executing it, providing you have not revoked your Agreement in writing before that date as you may revoke this Agreement for up to seven (7) days following its execution by sending written notice to the attention of Liz Nissen at the Company and personally delivering it or postmarking it prior to the end of such seven (7) day period.

21.	Should any provision of this Agreement be held to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

22.	This Agreement, the agreements evidencing any outstanding equity awards and the Employment Agreement (collectively, for purposes of this paragraph 22, “Agreement”) contain the complete understanding between the Company and you related to the subject matter hereto, and supersede all prior agreements and understandings between the Company and you related to the subject matter of this Agreement. Each party agrees that it is not relying on any representations, whether written or oral, not set forth in this Agreement, in determining to execute this Agreement. This Agreement may not be modified, changed or altered by any oral promise or statement, nor shall any written modification of this Agreement be binding on the Company until such modification is approved in writing by an officer of the Company. In signing this Agreement, the parties are not relying on any fact, statement or assumption not set forth in this Agreement.

23.	You may not assign any of your rights or obligations under this Agreement without obtaining the express written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party’s respective successors and permitted assigns. This Agreement is made under, and shall be governed by and construed under, the laws of the State of New York, without reference to principles of choice of law that might call for application of the substantive law of another jurisdiction. The federal and state courts located in New York County, New York, shall have sole and exclusive jurisdiction over any dispute arising out of or relating to this Agreement, and each party hereby expressly consents to the jurisdiction of such courts and waives any objection (whether on grounds of venue, residence, domicile, inconvenience of forum or otherwise), to such a proceeding brought before such a court.

By signing below, the Company and you indicate that they have carefully read and understood the terms of this Agreement and the attached Schedules, enter into this Agreement knowingly, voluntarily and of their own free will, understand its terms and significance and intend to abide by its provisions without exception.

SEQUENTIAL BRANDS GROUP, INC.

By:
Date

David Conn	Date

Schedule A

Name: David Conn

Termination Date: October 30, 2020

Consideration subject to your compliance with the Agreement:

Payments specified in paragraph 1, less applicable withholdings

Benefits:

Last day of benefits coverage: October 30, 2020

Medical, Dental, Vision – October 31, 2020

401k – Termination Date – N/A

Note: Certain benefits such as health insurance may be continued at your own expense pursuant to COBRA and state law.